Exhibit 10.3

COMPENSATORY ARRANGEMENTS OF DIRECTORS

The Compensation Committee of the Board of Directors of SuperMedia Inc. approved non-management director compensation, effective as of February 16, 2012, as follows:

Service(1)	Fee Amount ($)
Annual Chairman of the Board Fee	109,500
Annual Vice Chairman of the Board Fee	10,000
Annual Audit Committee Chairman Fee	20,000
Annual Compensation Committee Chairman Fee	20,000
Annual Nominating and Corporate Governance Committee Chairman Fee	10,000
Per Board Meeting Fee(2)	2,000
Per Board Committee Meeting Fee	2,000

(1)           The annual cash retainer for board service is $70,000. The table above shows director fees payable in addition to the annual retainer.

(2)           Board meeting fees are paid only for meetings in addition to the regularly scheduled Board meetings.